Exhibit 21.1

SUBSIDIARIES OF AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

NAME	Jurisdiction of Organization
AB CRE PDF Member I LLC	Delaware
AB CRE PDF Athena LLC	Delaware
AB CRE PDF TNVA1 LLC	Delaware
AB CRE PDF Lending C LLC	Delaware